Exhibit 99.2

Explanatory Note: The unaudited consolidated financial statements of Hudson City Bancorp, Inc. (“Hudson City”) set forth below are hereby provided pursuant to Item 9.01(a) of Form 8-K. These financial statements were prepared by Hudson City management in contemplation of filing by Hudson City of a Quarterly Report on Form 10-Q for the period ended September 30, 2015, which filing was not required to be made as a result of M&T Bank Corporation completing the acquisition of Hudson City effective November 1, 2015.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	September 30, 2015	December 31, 2014
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$102,268	$122,484
Federal funds sold and other overnight deposits	7,054,401	6,163,082

Total cash and cash equivalents	7,156,669	6,285,566
Securities available for sale:
Mortgage-backed securities	2,103,884	2,963,304
Investment securities	5,862,754	3,611,045
Securities held to maturity:
Mortgage-backed securities (fair value of $1,356,160 at December 31, 2014)	-	1,272,137
Investment securities (fair value of $41,593 at December 31, 2014)	-	39,011

Total securities	7,966,638	7,885,497
Loans	19,122,259	21,564,974
Net deferred loan costs	87,541	99,155
Allowance for loan losses	(221,146)	(235,317)

Net loans	18,988,654	21,428,812
Federal Home Loan Bank of New York stock	309,892	320,753
Foreclosed real estate, net	107,617	79,952
Accrued interest receivable	18,049	31,665
Banking premises and equipment, net	50,842	56,633
Goodwill	152,109	152,109
Other assets	350,548	328,095

Total Assets	$35,101,018	$36,569,082

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$17,197,252	$18,711,444
Noninterest-bearing	681,935	665,100

Total deposits	17,879,187	19,376,544
Repurchase agreements	6,150,000	6,150,000
Federal Home Loan Bank of New York advances	6,025,000	6,025,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	264,733	236,128

Total liabilities	30,318,920	31,787,672

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 529,681,632 and 528,908,735 shares outstanding at September 30, 2015 and December 31, 2014	7,415	7,415
Additional paid-in capital	4,756,030	4,751,778
Retained earnings	1,946,082	1,961,531
Treasury stock, at cost; 211,784,923 and 212,557,820 shares at September 30, 2015 and December 31, 2014	(1,703,189)	(1,708,736)
Unallocated common stock held by the employee stock ownership plan	(175,699)	(180,204)
Accumulated other comprehensive loss, net of tax	(48,541)	(50,374)

Total shareholders’ equity	4,782,098	4,781,410

Total Liabilities and Shareholders’ Equity	$35,101,018	$36,569,082

See accompanying notes to unaudited consolidated financial statements.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Operation

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$186,324	$241,637	$605,013	$741,900
Consumer and other loans	1,897	2,155	5,828	6,632
Mortgage-backed securities held to maturity	-	9,399	7,602	30,738
Mortgage-backed securities available for sale	10,782	25,284	39,425	94,369
Investment securities held to maturity	-	585	585	1,755
Investment securities available for sale	5,364	1,764	13,379	3,478
Dividends on Federal Home Loan Bank of New York stock	3,170	3,409	10,132	10,903
Federal funds sold and other overnight deposits	4,271	3,387	11,982	9,589

Total interest and dividend income	211,808	287,620	693,946	899,364

Interest Expense:
Deposits	31,784	39,950	100,694	120,761
Borrowed funds	142,793	142,732	423,837	423,647

Total interest expense	174,577	182,682	524,531	544,408

Net interest income	37,231	104,938	169,415	354,956
Provision for Loan Losses	-	(3,500)	-	(3,500)

Net interest income after provision for loan losses	37,231	108,438	169,415	358,456

Non-Interest Income:
Service charges and other income	1,560	1,631	4,487	5,091
Gain on securities transactions, net	22,772	22,307	97,183	57,789

Total non-interest income	24,332	23,938	101,670	62,880

Non-Interest Expense:
Compensation and employee benefits	35,778	32,669	104,372	98,685
Net occupancy expense	8,964	9,068	27,194	28,212
Federal deposit insurance assessment	7,550	11,825	26,445	38,835
Other expense	30,464	16,483	65,953	57,134

Total non-interest expense	82,756	70,045	223,964	222,866

(Loss) income before income tax (benefit) expense	(21,193)	62,331	47,121	198,470
Income Tax (Benefit) Expense	(4,379)	25,205	22,388	79,641

Net (loss) income	$(16,814)	$37,126	$24,733	$118,829

Basic (Loss) Earnings Per Share	$(0.03)	$0.07	0.05	$0.24

Diluted (Loss) Earnings Per Share	$(0.03)	$0.07	$0.05	$0.24

Weighted Average Number of Common Shares Outstanding:
Basic	501,463,683	499,225,954	500,881,120	498,840,849
Diluted	501,463,683	500,258,664	502,464,179	499,781,385

See accompanying notes to unaudited consolidated financial statements.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended September 30,
	2015	2014
	(In thousands)

Net (loss) income	$(16,814)	$37,126
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities available for sale arising during period, net of tax (expense) benefit of ($2,821) for 2015 and $4,822 for 2014	4,085	(6,982)
Reclassification adjustment for realized gains in net income, net of tax expense of $9,302 and $8,508 for 2014	(13,470)	(12,320)
Postretirement benefit pension plans:
Amortization of net loss arising during period, net of tax expense of $888 for 2015 and $329 for 2014	1,285	475
Amortization of prior service cost included in net periodic pension cost, net of tax benefit of $145 for 2015 and $135 for 2014	(211)	(198)

Other comprehensive loss	(8,311)	(19,025)

Total comprehensive (loss) income	$(25,125)	$18,101

	For the Nine Months Ended September 30,
	2015	2014
	(In thousands)

Net income	$24,733	$118,829
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities:
Net unrealized gains on securities available for sale arising during period, net of tax expense of $37,974 for 2015 and $19,824 for 2014	54,986	28,845
Reclassification adjustment for realized gains in net income, net of tax expense of $38,934 for 2015 and $20,250 for 2014	(56,376)	(29,460)
Postretirement benefit pension plans:
Amortization of net loss arising during period, net of tax expense of $2,663 for 2015 and $985 for 2014	3,856	1,426
Amortization of prior service cost included in net periodic pension cost, net of tax benefit of $435 for 2015 and $408 for 2014	(633)	(593)

Other comprehensive income	1,833	218

Total comprehensive income	$26,566	$119,047

See accompanying notes to unaudited consolidated financial statements.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholders’ Equity

(Unaudited)

	For the Nine Months
	Ended September 30,
	2015	2014

	(In thousands, except per share data)

Common Stock	$7,415	$7,415

Additional paid-in capital:
Balance at beginning of year	4,751,778	4,743,388
Stock benefit plan expense	8,913	8,660
Tax benefit from stock plans	1,201	63
Allocation of ESOP stock	2,533	2,482
Common stock issued for vested deferred stock unit awards	(8,395)	(4,096)

Balance at end of period	4,756,030	4,750,497

Retained Earnings:
Balance at beginning of year	1,961,531	1,883,754
Net income	24,733	118,829
Dividends paid on common stock ($0.08 and $0.12 per share, respectively)	(40,182)	(60,146)
Exercise of stock options	-	17

Balance at end of period	1,946,082	1,942,454

Treasury Stock:
Balance at beginning of year	(1,708,736)	(1,712,107)
Purchase of vested stock awards surrendered for withholding taxes	(2,848)	(1,726)
Exercise of stock options	-	96
Common stock issued for vested deferred stock unit awards	8,395	4,096

Balance at end of period	(1,703,189)	(1,709,641)

Unallocated common stock held by the ESOP:
Balance at beginning of year	(180,204)	(186,210)
Allocation of ESOP stock	4,505	4,504

Balance at end of period	(175,699)	(181,706)

Accumulated other comprehensive income (loss):
Balance at beginning of year	(50,374)	6,336
Other comprehensive income, net of tax	1,833	218

Balance at end of period	(48,541)	6,554

Total Shareholders’ Equity	$4,782,098	$4,815,573

See accompanying notes to unaudited consolidated financial statements.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months
	Ended September 30,
	2015	2014
	(In thousands)
Cash Flows from Operating Activities:
Net income	$24,733	$118,829
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion and amortization expense	9,353	29,466
Provision for loan losses	-	(3,500)
Gains on securities transactions, net	(97,183)	(57,789)
Share-based compensation, including committed ESOP shares	15,951	15,646
Deferred tax expense	6,017	14,410
Decrease in accrued interest receivable	13,616	8,687
(Increase) decrease in other assets	(24,519)	23,838
Increase (decrease) in accrued expenses and other liabilities	28,605	(20,044)

Net Cash (Used in) Provided by Operating Activities	(23,427)	129,543

Cash Flows from Investing Activities:
Originations of loans	(597,785)	(950,650)
Purchases of loans	(221,422)	(149,861)
Principal payments on loans	3,191,416	2,859,965
Principal collection of mortgage-backed securities held to maturity	62,357	204,769
Proceeds from sales of mortgage backed securities held to maturity	30,318	151,473
Principal collection of mortgage-backed securities available for sale	456,118	946,959
Purchases of mortgage-backed securities available for sale	(91,204)	(94,422)
Proceeds from sales of mortgage backed securities available for sale	1,743,834	1,535,456
Purchases of investment securities available for sale	(2,203,371)	(1,800,687)
Redemption of Federal Home Loan Bank of New York stock	10,861	26,349
Purchases of premises and equipment, net	(732)	(2,494)
Net proceeds from sale of foreclosed real estate	53,326	59,401

Net Cash Provided by Investment Activities	2,433,716	2,786,258

Cash Flows from Financing Activities:
Net decrease in deposits	(1,497,357)	(1,499,182)
Dividends paid	(40,182)	(60,146)
Purchase of vested stock awards surrendered for withholding taxes	(2,848)	(1,726)
Exercise of stock options	-	113
Tax benefit from stock plans	1,201	63

Net Cash Used in Financing Activities	(1,539,186)	(1,560,878)

Net Increase in Cash and Cash Equivalents	871,103	1,354,923
Cash and Cash Equivalents at Beginning of Year	6,285,566	4,324,474

Cash and Cash Equivalents at End of Period	$7,156,669	$5,679,397

Supplemental Disclosures:
Interest paid	$524,693	$546,469

Loans transferred to foreclosed real estate	$112,264	$93,083

Income tax payments	$20,740	$59,894

Transfer of securities held to maturity to available for sale (at amortized cost)	$1,220,137	$-

See accompanying notes to unaudited consolidated financial statements.

Notes to Unaudited Consolidated Financial Statements

1.    Organization

Hudson City Bancorp is a Delaware corporation and is the savings and loan holding company for Hudson City Savings Bank and its subsidiaries. As a savings and loan holding company, Hudson City Bancorp is subject to the supervision and examination of the FRB. Hudson City Savings is a federally chartered stock savings bank subject to supervision and examination by the OCC.

On August 27, 2012, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with M&T and WTC. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, the Company will merge with and into WTC, with WTC continuing as the surviving entity.

Subject to the terms and conditions of the Merger Agreement, in the Merger, Hudson City Bancorp shareholders will have the right to receive with respect to each of their shares of common stock of the Company, at their election (but subject to proration and adjustment procedures), 0.08403 of a share of common stock, or cash having a value equal to the product of 0.08403 multiplied by the average closing price of the M&T Common Stock for the ten days immediately prior to the completion of the Merger. The Merger Agreement also provides that at the closing of the Merger, 40% of the outstanding shares of Hudson City Bancorp common stock will be converted into the right to receive cash and the remainder of the outstanding shares of Hudson City Bancorp common stock will be converted into the right to receive shares of M&T common stock.

On four occasions, Hudson City Bancorp and M&T have agreed to extend the date after which either party may elect to terminate the Merger Agreement, with the latest extension to October 31, 2015. Each extension was documented with an amendment to the Merger Agreement. Amendment No. 4, and applicable provisions from the prior amendments, permit the Company to take certain interim actions without the prior approval of M&T, including with respect to the Bank’s conduct of business, implementation of its Strategic Plan, retention incentives and certain other matters with respect to Bank personnel, prior to the completion of the Merger.

The Merger Agreement, as amended by Amendment No. 1, was approved by the shareholders of both Hudson City Bancorp and M&T. M&T received regulatory approval from the FRB and the New York State Department of Financial Services to complete the Merger, which was completed on November 1, 2015.

On March 30, 2012, the Bank entered into a memorandum of understanding with the OCC (the “Bank MOU”). In accordance with the Bank MOU, the Bank adopted and implemented enhanced operating policies and procedures, that are intended to enable us to continue to: (a) reduce our level of interest rate risk, (b) reduce our funding concentration, (c) diversify our funding sources, (d) enhance our liquidity position, (e) monitor and manage loan modifications and (f) maintain our capital position in accordance with our existing capital plan. In addition, we developed the Strategic Plan for the Bank, which establishes objectives for the Bank’s overall risk profile, earnings performance, growth and balance sheet mix and to enhance our enterprise risk management program. These initiatives require significant lead time for full implementation and roll out to our customers. On February 26, 2015 the OCC terminated the Bank MOU.

Notes to Unaudited Consolidated Financial Statements

The Company entered into a separate memorandum of understanding with the FRB (the “Company MOU”) on April 24, 2012. The Company MOU requires the Company to: (a) obtain approval from the FRB prior to receiving a capital distribution from the Bank or declaring a dividend to shareholders, and (b) obtain approval from the FRB prior to repurchasing or redeeming any Company stock or incurring any debt with a maturity of greater than one year. In accordance with the Company MOU, the Company submitted a comprehensive Capital Plan and a comprehensive Earnings Plan to the FRB. While the Company believes it is in compliance in all material respects with the Company MOU, it will remain in effect until modified or terminated by the FRB.

2.    Basis of Presentation

The accompanying consolidated financial statements include the accounts of Hudson City Bancorp and its wholly-owned subsidiary, Hudson City Savings.

In our opinion, all the adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the consolidated financial condition and consolidated results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the nine months ended September 30, 2015 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2015. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and the results of operations for the period. Actual results could differ from these estimates.

During the second quarter of 2015, we transferred held to maturity securities with a carrying value of $1.22 billion and a fair value of $1.30 billion to available for sale. The after-tax net unrealized gain of $48.3 million ($81.6 million pre-tax) was recorded as a component of accumulated other comprehensive income (loss).

The allowance for loan losses (“ALL”) is a material estimate that is particularly susceptible to near-term change. The current economic environment has increased the degree of uncertainty inherent in this material estimate. In addition, bank regulators, as an integral part of their supervisory function, periodically review our ALL. These regulatory agencies have the ability to require us, as they can require all banks, to increase our provision for loan losses or to recognize further charge-offs based on their judgments, which may be different from ours. Any increase in the ALL required by these regulatory agencies could adversely affect our financial condition and results of operations.

The goodwill impairment analysis depends on the use of estimates and assumptions which are highly sensitive to, among other things, market interest rates and are therefore subject to change in the near-term. Goodwill is tested for impairment at least annually and is considered impaired if the carrying value of goodwill exceeds its implied fair value. Similar to the calculation of goodwill in a business combination, the implied fair value of goodwill is determined by measuring the excess of the fair value of the reporting unit over the aggregate estimated fair values of individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired at the impairment test date. The estimation of the fair value of the Company is based on, among other things, the market price of our common stock. In addition, the fair value of the individual assets, liabilities and identifiable intangibles are determined using estimates and assumptions that are highly sensitive to market interest rates. These estimates and assumptions are subject to change in the near-term and may result in the impairment in future periods of some or all of the goodwill on our balance sheet.

Notes to Unaudited Consolidated Financial Statements

Certain information and note disclosures usually included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for the preparation of interim period financial statements. The consolidated financial statements presented should be read in conjunction with Hudson City Bancorp’s audited consolidated financial statements and notes to consolidated financial statements included in Hudson City Bancorp’s 2014 Annual Report on Form 10-K.

3.    Earnings Per Share

The following is a summary of our earnings per share calculations and reconciliation of basic to diluted earnings per share.

	For the Three Months		For the Nine Months
	Ended September 30		Ended September 30
	2015	2014	2015	2014
	(In thousands, except share data)

Net (loss) income	$(16,814)	$37,126	$24,733	$118,829
Less: Income allocated to participating securities	(141)	(113)	(148)	(289)

Net (loss) income available to common shareholders	$(16,955)	$37,013	$24,585	$118,540

Basic weighted average common shares outstanding	501,463,683	499,225,954	500,881,120	498,840,849
Effect of dilutive common stock equivalents	-	1,032,710	1,583,059	940,536

Diluted weighted average common shares outstanding	501,463,683	500,258,664	502,464,179	499,781,385

Basic (Loss) Earnings Per Share	$(0.03)	$0.07	$0.05	$0.24
Diluted (Loss) Earnings Per Share	$(0.03)	$0.07	$0.05	$0.24

Common stock equivalents for both the three and nine months ended September 30, 2015 exclude outstanding options to purchase 20,602,500 shares of the Company’s common stock as their inclusion would be anti-dilutive. Common stock equivalents for both the three and nine months ended September 30, 2014 exclude outstanding options to purchase 21,191,643 shares of common stock as their inclusion would be anti-dilutive.

Notes to Unaudited Consolidated Financial Statements

4.    Securities

The amortized cost and estimated fair market value of investment securities and mortgage-backed securities available for sale at September 30, 2015 and December 31, 2014 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
	(In thousands)

September 30, 2015
Investment Securities:
United States government-sponsored enterprises debt	$5,840,406	$4,783	$(207)	$5,844,982
Equity securities	17,264	508	-	17,772

Total investment securities available for sale	$5,857,670	$5,291	$(207)	$5,862,754

Mortgage-backed securities:
GNMA pass-through certificates	$394,323	$10,472	$(326)	$404,469
FNMA pass-through certificates	1,246,114	10,890	(4,933)	1,252,071
FHLMC pass-through certificates	422,279	7,122	(578)	428,823
FHLMC and FNMA - REMICs	17,669	852	-	18,521

Total mortgage-backed securities available for sale	$2,080,385	$29,336	$(5,837)	$2,103,884

December 31, 2014
Investment securities:
United States government-sponsored enterprises debt	$3,600,085	$72	$(6,508)	$3,593,649
Equity securities	16,985	411	-	17,396

Total investment securities available for sale	$3,617,070	$483	$(6,508)	$3,611,045

Mortgage-backed securities:
GNMA pass-through certificates	$633,629	$20,056	$(277)	$653,408
FNMA pass-through certificates	1,688,568	19,247	(11,917)	1,695,898
FHLMC pass-through certificates	604,147	12,191	(2,340)	613,998

Total mortgage-backed securities available for sale	$2,926,344	$51,494	$(14,534)	$2,963,304

Notes to Unaudited Consolidated Financial Statements

The amortized cost and estimated fair market value of investment securities and mortgage-backed securities held to maturity at December 31, 2014 is as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Market Value
	(In thousands)

December 31, 2014
Investment securities:
United States government-sponsored enterprises debt	$39,011	$2,582	$-	$41,593

Total investment securities held to maturity	$39,011	$2,582	$-	$41,593

Mortgage-backed securities:
GNMA pass-through certificates	$54,301	$1,840	$-	$56,141
FNMA pass-through certificates	278,953	20,209	(1)	299,161
FHLMC pass-through certificates	865,364	58,097	-	923,461
FHLMC and FNMA - REMICs	73,519	3,878	-	77,397

Total mortgage-backed securities held to maturity	$1,272,137	$84,024	$(1)	$1,356,160

During 2014, we supplemented our earnings with gains on the sales of securities. This strategy was key to maintaining earnings despite a decreasing net interest margin as rates remained low and we continued to carry excess liquidity with very little appetite for reinvesting this liquidity into longer-term investments or fixed-rate residential mortgage loans. In addition, the market demand and prices provided a strong opportunity for us to sell these securities. However, in anticipation of the closing of the Merger, which was expected to close on May 1, 2015, we suspended the sale of securities during the first quarter of 2015. The unexpected news in early April that there would be a further delay in completing the Merger came too late for us to resume the sale of securities before the end of the first quarter. We resumed the sale of securities during the second quarter of 2015. To facilitate these securities sales, in the second quarter of 2015 we transferred held to maturity securities with a carrying value of $1.22 billion and a fair value of $1.30 billion to available for sale. The after-tax net unrealized gain of $48.3 million ($81.6 million pre-tax) was recorded as a component of accumulated other comprehensive income (loss). As a result of this transfer, we are precluded from classifying future security purchases as held to maturity for a period of two years.

Notes to Unaudited Consolidated Financial Statements

The following tables summarize the fair values and unrealized losses of our securities held to maturity and available for sale with an unrealized loss at September 30, 2015 and December 31, 2014, segregated between securities that had been in a continuous unrealized loss position for less than twelve months or longer than twelve months at the respective dates.

	Less Than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In thousands)
September 30, 2015

Available for sale:
United States goverment-sponsored enterprises debt	$99,940	$(207)	$-	$-	$99,940	$(207)
GNMA pass-through certificates	27,760	(87)	9,182	(239)	36,942	(326)
FNMA pass-through certificates	210,182	(1,348)	391,721	(3,585)	601,903	(4,933)
FHLMC pass-through certificates	51,394	(70)	87,945	(508)	139,339	(578)

Total temporarily impaired securities available for sale	389,276	(1,712)	488,848	(4,332)	878,124	(6,044)

Total	$389,276	$(1,712)	$488,848	$(4,332)	$878,124	$(6,044)

December 31, 2014

Held to maturity:
FNMA pass-through certificates	$-	$-	$90	$(1)	$90	$(1)

Total temporarily impaired securities held to maturity	-	-	90	(1)	90	(1)

Available for sale:
United States goverment-sponsored enterprises debt	$3,047,275	$(3,342)	$196,674	$(3,166)	$3,243,949	$(6,508)
GNMA pass-through certificates	-	-	11,251	(277)	11,251	(277)
FNMA pass-through certificates	48,955	(54)	664,779	(11,863)	713,734	(11,917)
FHLMC pass-through certificates	-	-	151,889	(2,340)	151,889	(2,340)

Total temporarily impaired securities available for sale	3,096,230	(3,396)	1,024,593	(17,646)	4,120,823	(21,042)

Total	$3,096,230	$(3,396)	$1,024,683	$(17,647)	$4,120,913	$(21,043)

The unrealized losses of our securities available for sale at September 30, 2015 are primarily due to the changes in market interest rates subsequent to purchase. At September 30, 2015, a total of 46 securities were in an unrealized loss position compared to 51 at December 31, 2014. We do not consider these investments to be other-than-temporarily impaired at September 30, 2015 and December 31, 2014 since the decline in market value is attributable to changes in interest rates and not credit quality. In addition, the Company does not intend to sell and does not believe that it is more likely than not that we will be required to sell these investments until there is a full recovery of the unrealized loss, which may be at maturity. As a result no impairment loss was recognized during the nine months ended September 30, 2015.

Notes to Unaudited Consolidated Financial Statements

The amortized cost and estimated fair market value of our securities available for sale at September 30, 2015, by contractual maturity, are shown below. The table does not include the effect of prepayments or scheduled principal amortization. The expected maturity may differ from the contractual maturity because issuers may have the right to call or prepay obligations. Equity securities have been excluded from this table.

	Amortized Cost		Estimated
	Mortgage-backed securities	Investment securities	Fair Market Value
September 30, 2015	(In thousands)
Available for Sale:
Due in one year or less	$28	$5,502,495	$5,505,020
Due after one year through five years	1,603	298,900	301,479
Due after five years through ten years	29,986	-	31,200
Due after ten years	2,048,768	39,011	2,111,167

Total available for sale	$2,080,385	$5,840,406	$7,948,866

Sales of mortgage-backed securities held to maturity amounted to $28.4 million for the nine months ended September 30, 2015, resulting in a realized gain of $1.9 million. Sales of mortgage-backed securities held to maturity amounted to $143.4 million for the nine months ended September 30, 2014, resulting in a realized gain of $8.1 million. The sales of the held to maturity securities were made after the Company had collected at least 85% of the initial principal balance.

Sales of mortgage-backed securities available for sale amounted to $1.65 billion for the nine months ended September 30, 2015, resulting in a realized gain of $95.3 million. Sales of mortgage-backed securities available for sale amounted to $1.49 billion for the nine months ended September 30, 2014, resulting in a realized gain of $49.7 million.

There were no sales of investment securities available for sale or held to maturity for both the nine months ended September 30, 2015 and 2014. Gains and losses on the sale of all securities are determined using the specific identification method.

In April 2015, the Company transferred to available for sale all securities that were classified as held to maturity.

5.   Stock Repurchase Programs

Pursuant to our stock repurchase programs, shares of Hudson City Bancorp common stock may be purchased in the open market or through other privately negotiated transactions, depending on market conditions. The repurchased shares are held as treasury stock for general corporate use. In accordance with the terms of the Company MOU, future share repurchases must be approved by the FRB. In addition, pursuant to the terms of the Merger Agreement, we may not repurchase shares of Hudson City Bancorp common stock without the consent of M&T. We did not purchase any of our common shares pursuant to the repurchase programs during the nine months ended September 30, 2015. Included in treasury stock are vested shares related to stock awards that were surrendered for withholding taxes. These shares are included in purchases of vested stock awards surrendered for withholding taxes in the consolidated statements of cash flows and amounted to 297,253 shares for the nine months ended September 30, 2015. Shares surrendered for withholding taxes for the nine months ended September 30,

Notes to Unaudited Consolidated Financial Statements

2014 amounted to 175,111 shares. As of September 30, 2015, there remained 50,123,550 shares that may be purchased under the existing stock repurchase programs.

6.   Loans and Allowance for Loan Losses

Loans at September 30, 2015 and December 31, 2014 are summarized as follows:

	September 30, 2015	December 31, 2014
	(In thousands)
First mortgage loans:
One- to four-family
Amortizing	$15,738,144	$17,746,149
Interest-only	2,327,943	2,874,024
FHA/VA	656,179	648,070
Multi-family and commercial	222,260	102,323
Construction	177	177

Total first mortgage loans	18,944,703	21,370,743

Consumer and other loans:
Fixed–rate second mortgages	62,264	72,309
Home equity credit lines	98,597	104,372
Other	16,695	17,550

Total consumer and other loans	177,556	194,231

Total loans	$19,122,259	$21,564,974

There were no loans held for sale at September 30, 2015 and December 31, 2014.

The following tables present the composition of our loan portfolio by credit quality indicator at the dates indicated:

	Credit Risk Profile based on Payment Activity

	(In thousands)

	One-to four- family first mortgage loans		Other first Mortgages		Consumer and Other			Total Loans
September 30, 2015	Amortizing	Interest-only	Multi-family and Commercial	Construction	Fixed-rate second mortgages	Home Equity credit lines	Other
Performing	$15,706,287	$2,243,471	$216,330	$-	$61,449	$95,469	$15,022	$18,338,028
Non-performing	688,036	84,472	5,930	177	815	3,128	1,673	784,231

Total	$16,394,323	$2,327,943	$222,260	$177	$62,264	$98,597	$16,695	$19,122,259

December 31, 2014
Performing	$17,652,318	$2,774,245	$100,780	$-	$71,056	$100,607	$13,955	$20,712,961
Non-performing	741,901	99,779	1,543	177	1,253	3,765	3,595	852,013

Total	$18,394,219	$2,874,024	$102,323	$177	$72,309	$104,372	$17,550	$21,564,974

Notes to Unaudited Consolidated Financial Statements

	Credit Risk Profile by Internally Assigned Grade

	(In thousands)

	One-to four- family first mortgage loans		Other first Mortgages		Consumer and Other			Total Loans
September 30, 2015	Amortizing	Interest-only	Multi-family and Commercial	Construction	Fixed-rate second mortgages	Home Equity credit lines	Other
Pass	$15,513,401	$2,221,377	$215,181	$-	$60,462	$92,884	$15,002	$18,118,307
Special mention	66,678	9,037	470	-	124	112	20	76,441
Substandard	814,244	97,529	6,609	177	1,678	5,601	1,673	927,511

Total	$16,394,323	$2,327,943	$222,260	$177	$62,264	$98,597	$16,695	$19,122,259

December 31, 2014
Pass	$17,447,845	$2,744,846	$94,858	$-	$70,669	$97,905	$13,385	$20,469,508
Special mention	89,166	10,926	1,180	-	71	252	118	101,713
Substandard	857,208	118,252	6,285	177	1,569	6,215	4,047	993,753

Total	$18,394,219	$2,874,024	$102,323	$177	$72,309	$104,372	$17,550	$21,564,974

Loan classifications are defined as follows:

●

Pass – These loans are protected by the current net worth and paying capacity of the obligor (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner.

●	Special Mention – These loans have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of repayment prospects.
●

Substandard – These loans are inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

●

Doubtful – These loans have all the weaknesses inherent in a loan classified substandard with the added characteristic that the weaknesses make the full recovery of our principal balance highly questionable and improbable on the basis of currently known facts, conditions, and values. The likelihood of a loss on an asset or portion of an asset classified Doubtful is high. Its classification as Loss is not appropriate, however, because pending events are expected to materially affect the amount of loss.

●

Loss – These loans are considered uncollectible and of such little value that a charge-off is warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, there is much doubt about whether, how much, or when the recovery will occur.

We evaluate the classification of our one-to four-family mortgage loans, consumer loans and other loans primarily on a pooled basis by delinquency. Loans that are past due 60 to 89 days are classified as special mention and loans that are past due 90 days or more, as well as impaired loans, are classified as substandard. We obtain updated valuations for one-to four- family mortgage loans by the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the carrying value of the loan to the value of the underlying property, less estimated selling costs. Since we record the charge-off when we receive the updated valuation, we typically do not have any residential first mortgages classified as doubtful or loss. We evaluate troubled debt restructurings individually, as well as multi-family, commercial and construction loans when they become 120 days past due and base our classification on the debt service capability of the underlying property as well as secondary sources of repayment such as the borrower’s and any guarantor’s ability and willingness to provide debt service. Residential mortgage

Notes to Unaudited Consolidated Financial Statements

loans that are classified as troubled debt restructurings are individually evaluated for impairment based on the present value of each loan’s expected future cash flows.

Originating loans secured by residential real estate is our primary business. Our financial results may be adversely affected by changes in prevailing economic conditions, either nationally or in our local New Jersey and metropolitan New York market areas, including decreases in real estate values, adverse employment conditions, the monetary and fiscal policies of the federal and state government and other significant external events. As a result of our lending practices, we have a concentration of loans secured by real property located primarily in New Jersey, New York and Connecticut (the “New York metropolitan area”). At September 30, 2015, approximately 85.5% of our total loans are in the New York metropolitan area.

Included in our loan portfolio at September 30, 2015 and December 31, 2014 are $2.33 billion and $2.87 billion, respectively, of interest-only one-to four- family residential mortgage loans. These loans are originated as adjustable-rate mortgage (“ARM”) loans with initial terms of five, seven or ten years with the interest-only portion of the payment based upon the initial loan term, or offered on a 30-year fixed-rate loan with interest-only payments for the first 10 years of the obligation. At the end of the initial 5-, 7- or 10-year interest-only period, the loan payment will adjust to include both principal and interest and will amortize over the remaining term so the loan will be repaid at the end of its original life. We had $84.5 million and $99.8 million of non-performing interest-only one-to four-family residential mortgage loans at September 30, 2015 and December 31, 2014, respectively.

Prior to January 2014, we originated loans to certain eligible borrowers as reduced documentation loans. Loans that were eligible for reduced documentation processing were ARM loans, interest-only first mortgage loans and 10-, 15-, 20- and 30-year fixed-rate loans to owner-occupied primary and second home applicants. These loans were available in amounts up to 65% of the lower of the appraised value or purchase price of the property. Generally the maximum loan amount for reduced documentation loans was $750,000 and these loans were subject to higher interest rates than our full documentation loan products. Reduced documentation loans have an inherently higher level of risk compared to loans with full documentation. Reduced documentation loans represent 21.8% of our one-to four-family first mortgage loans at September 30, 2015. Included in our loan portfolio at September 30, 2015 are $3.58 billion of amortizing reduced documentation loans and $501.2 million of reduced documentation interest-only loans as compared to $3.99 billion and $620.0 million, respectively, at December 31, 2014. Non-performing loans at September 30, 2015 include $146.9 million of amortizing reduced documentation loans and $33.2 million of interest-only reduced documentation loans as compared to $168.2 million and $39.8 million, respectively, at December 31, 2014.

Notes to Unaudited Consolidated Financial Statements

The following table is a comparison of our delinquent loans by class as of the dates indicated:

	30-59 Days	60-89 Days	90 Days or more	Total Past Due	Current Loans	Total Loans	90 Days or more and accruing (1)
At September 30, 2015	(In thousands)
One-to four-family first mortgages:
Amortizing	$206,556	$87,848	$688,036	$982,440	$15,411,883	$16,394,323	$38,804
Interest-only	18,897	9,930	84,472	113,299	2,214,644	2,327,943	-
Multi-family and commercial mortgages	1	679	5,930	6,610	215,650	222,260	-
Construction loans	-	-	177	177	-	177	-
Consumer and other loans:							-
Fixed-rate second mortgages	656	124	815	1,595	60,669	62,264	-
Home equity lines of credit	1,018	637	3,128	4,783	93,814	98,597	-
Other	135	20	1,673	1,828	14,867	16,695	-

Total	$227,263	$99,238	$784,231	$1,110,732	$18,011,527	$19,122,259	$38,804

At December 31, 2014
One-to four-family first mortgages:
Amortizing	$243,560	$111,420	$741,901	$1,096,881	$17,297,338	$18,394,219	$33,383
Interest-only	30,256	12,507	99,779	142,542	2,731,482	2,874,024	-
Multi-family and commercial mortgages	2,782	4,743	1,543	9,068	93,255	102,323	-
Construction loans	-	-	177	177	-	177	-
Consumer and other loans:
Fixed-rate second mortgages	272	71	1,253	1,596	70,713	72,309	-
Home equity lines of credit	1,077	252	3,765	5,094	99,278	104,372	-
Other	589	118	3,595	4,302	13,248	17,550	-

Total	$278,536	$129,111	$852,013	$1,259,660	$20,305,314	$21,564,974	$33,383

(1) Loans that are past due 90 days or more and still accruing interest are loans that are guaranteed by the FHA.

The following table presents the geographic distribution of our loan portfolio as a percentage of total loans and of our non-performing loans as a percentage of total non-performing loans:

	At September 30, 2015		At December 31, 2014
	Total loans	Non-performing Loans	Total loans	Non-performing Loans

New Jersey	42.5%	41.4%	42.4%	42.6%
New York	28.5	30.9	27.8	27.8
Connecticut	14.5	8.2	14.6	7.8

Total New York metropolitan area	85.5	80.5	84.8	78.2

Pennsylvania	4.8	1.7	4.8	1.5
Massachusetts	1.9	1.8	2.0	1.8
Virginia	1.5	1.8	1.6	1.9
Maryland	1.6	4.2	1.6	5.2
Illinois	1.4	4.0	1.5	4.7
All others	3.3	6.0	3.7	6.7

Total Outside New York metropolitan area	14.5	19.5	15.2	21.8

	100.0%	100.0%	100.0%	100.0%

Notes to Unaudited Consolidated Financial Statements

The following is a summary of loans, by class, on which the accrual of income has been discontinued and loans that are contractually past due 90 days or more but have not been classified as non-accrual at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
	(In thousands)

Non-accrual loans:
One-to four-family amortizing loans	$649,232	$708,518
One-to four-family interest-only loans	84,472	99,779
Multi-family and commercial mortgages	5,930	1,543
Construction loans	177	177
Fixed-rate second mortgages	815	1,253
Home equity lines of credit	3,128	3,765
Other loans	1,673	3,595

Total non-accrual loans	745,427	818,630
Accruing loans delinquent 90 days or more (1)	38,804	33,383

Total non-performing loans	$784,231	$852,013

(1) Loans that are past due 90 days or more and still accruing interest are loans that are insured by the FHA.

The total amount of interest income on non-accrual loans that would have been recognized during the first nine months of 2015, if interest on all such loans had been recorded based upon original contract terms, amounted to approximately $32.2 million as compared to $38.9 million for the same period in 2014. Hudson City Savings is not committed to lend additional funds to borrowers on non-accrual status.

Non-performing loans exclude troubled debt restructurings that are accruing and have been performing in accordance with the terms of their restructure agreement for at least six months. The following table presents information regarding loans modified in a troubled debt restructuring at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014
	(In thousands)
Troubled debt restructurings:
Current	$147,170	$137,249
30-59 days	22,104	20,344
60-89 days	12,811	17,079
90 days or more	152,047	157,744

Total troubled debt restructurings	$334,132	$332,416

Notes to Unaudited Consolidated Financial Statements

The following table presents loan portfolio by class that were modified as troubled debt restructurings at September 30, 2015 and December 31, 2014. The pre-restructuring and post-restructuring outstanding recorded investments disclosed in the table below represent the loan carrying amounts immediately prior to the restructuring and the carrying amounts, respectively at September 30, 2015 and December 31, 2014:

	September 30, 2015			December 31, 2014
	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment	Number of Contracts	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
	(Dollars in thousands)

Troubled debt restructurings:
One-to four-family first mortgages:
Amortizing	986	$343,619	$295,010	980	$341,398	$291,404
Interest-only	52	31,900	28,758	59	35,025	31,257
Multi-family and commercial mortgages	3	8,650	5,423	3	8,650	5,441
Consumer and other loans	42	5,301	4,941	36	4,594	4,314

Total	1,083	$389,470	$334,132	1,078	$389,667	$332,416

Loans evaluated for impairment include loans classified as troubled debt restructurings and non-performing multi-family, commercial and construction loans. The following table presents our loans evaluated for impairment by class at the date indicated as well as the related allowance for loan losses based on the impairment analysis:

	Recorded Investment, Net of Allowance	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

	(In thousands)
September 30, 2015

One-to four-family amortizing loans	$295,010	$338,565	$-	$297,848	$6,600
One-to four-family interest-only loans	28,758	32,143	-	28,813	517
Multi-family and commercial mortgages	6,417	10,297	192	6,795	269
Construction loans	177	292	-	177	-
Consumer and other loans	5,621	6,384	293	6,192	111

Total	$335,983	$387,681	$485	$339,825	$7,497

December 31, 2014

One-to four-family amortizing loans	$291,404	$337,174	$-	$295,986	$7,496
One-to four-family interest-only loans	31,257	35,732	-	31,447	936
Multi-family and commercial mortgages	5,525	9,039	126	7,033	359
Construction loans	177	292	-	293	-
Consumer and other loans:	3,971	4,314	343	4,367	109

Total	$332,334	$386,551	$469	$339,126	$8,900

Notes to Unaudited Consolidated Financial Statements

The following table presents the activity in our ALL for the periods indicated:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(In thousands)

Balance at beginning of period	$225,573	$255,011	$235,317	$276,097

Charge-offs	(9,912)	(16,510)	(30,468)	(48,752)
Recoveries	5,485	7,211	16,297	18,367

Net charge-offs	(4,427)	(9,299)	(14,171)	(30,385)

Provision for loan losses	-	(3,500)	-	(3,500)

Balance at end of period	$221,146	$242,212	$221,146	$242,212

The following table presents the activity in our ALL by portfolio segment.

	One-to four- Family Mortgages	Multi-family and Commercial Mortgages	Construction	Consumer and Other Loans	Total
	(In thousands)

Balance at December 31, 2014	$230,862	$571	$-	$3,884	$235,317

Provision for loan losses	256	284	-	(540)	-
Charge-offs	(29,327)	(345)	-	(796)	(30,468)
Recoveries	16,206	-	-	91	16,297

Net charge-offs	(13,121)	(345)	-	(705)	(14,171)

Balance at September 30, 2015	$217,997	$510	$-	$2,639	$221,146

Loan portfolio:
Balance at September 30, 2015
Individually evaluated for impairment	$323,768	$6,609	$177	$5,914	$336,468
Collectively evaluated for impairment	18,398,498	215,651	-	171,642	$18,785,791
Allowance
Individually evaluated for impairment	$15,025	$192	$-	$293	$15,510
Collectively evaluated for impairment	202,972	318	-	2,346	205,636

Historically, our primary lending emphasis has been the origination and purchase of one-to four-family first mortgage loans on residential properties and, to a lesser extent, second mortgage loans on one- to four-family residential properties resulting in a loan concentration in residential first mortgage loans at September 30, 2015. As a result of our lending practices, we also have a concentration of loans secured by real property located primarily in New Jersey, New York and Connecticut. As of September 30, 2015, approximately 85.5% of our total loans are in the New York metropolitan area. Additionally, the states of Pennsylvania, Massachusetts, Virginia, Maryland and Illinois, accounted for 4.8%, 1.9%, 1.5%, 1.6%, and 1.4%, respectively of total loans. The remaining 3.3% of the loan portfolio is secured by real estate primarily in the remainder of our lending markets. Based on the composition of our loan portfolio, we believe the primary risks inherent in our portfolio relate to the conditions in our lending market areas including economic conditions, unemployment levels, rising interest rates and a decline in real estate market values. Any one or a combination of these adverse trends may adversely affect our loan portfolio

Notes to Unaudited Consolidated Financial Statements

resulting in increased delinquencies, non-performing assets, charge-offs and future levels of loan loss provisions. We consider these trends in market conditions in determining the ALL.

Due to the nature of our loan portfolio, our evaluation of the adequacy of our ALL is performed primarily on a “pooled” basis. Each quarter we prepare an analysis which categorizes the entire loan portfolio by certain risk characteristics such as loan type (fixed and variable one- to four-family, interest-only, reduced documentation, multi-family, commercial, construction, etc.), loan source (originated or purchased) and payment status (i.e., current or number of days delinquent). Loans with known potential losses are categorized separately. We assign estimated loss factors to the payment status categories on the basis of our assessment of the potential risk inherent in each loan type. These factors are periodically reviewed for appropriateness giving consideration to our loss experience, delinquency trends, portfolio growth and environmental factors such as the status of the regional economy and housing market, in order to ascertain that the loss factors cover probable and estimable losses inherent in the portfolio. We define our loss experience on non-performing loans as the ratio of the excess of the loan balance (including selling costs) over the updated collateral value to the principal balance of loans for which we have updated valuations. We obtain updated collateral values by the time a loan becomes 180 days past due and on an annual basis thereafter for as long as the loan remains non-performing. Based on our analysis, our loss experience on our non-performing one-to four-family first mortgage loans was approximately 10.6% at September 30, 2015 compared to 12.1% at December 31, 2014.

One-to four-family mortgage loans that are individually evaluated for impairment consist primarily of troubled debt restructurings. If our evaluation indicates that the loan is impaired, we record a charge-off for the amount of the impairment. Loans that were individually evaluated for impairment, but would otherwise be evaluated on a pooled basis, are included in the collective evaluation if the individual evaluation indicated no impairment existed. This collective evaluation of one-to four-family mortgage loans that were also individually evaluated for impairment (but for which no impairment existed) resulted in an ALL of $15.0 million at September 30, 2015, which is intended to capture the risk that the net present value calculation did not account for such as changes in collateral, unemployment and other environmental factors.

The ultimate ability to collect the loan portfolio is subject to changes in the real estate market and future economic conditions. Economic conditions in our primary market area continued to improve modestly during the first nine months of 2015 as evidenced by increased levels of home sale activity, higher real estate valuations and a decrease in the unemployment rate. We continue to closely monitor the local and national real estate markets and other factors related to risks inherent in our loan portfolio.

Notes to Unaudited Consolidated Financial Statements

7.   Borrowed Funds

Borrowed funds at September 30, 2015 and December 31, 2014 are summarized as follows:

	September 30, 2015		December 31, 2014
	Principal	Weighted Average Rate	Principal	Weighted Average Rate
	(Dollars in thousands)

Securities sold under agreements to repurchase:
Other financial institutions	$6,150,000	4.44	$6,150,000	4.44%

Total securities sold under agreements to repurchase	6,150,000	4.44	6,150,000	4.44

Advances from the FHLB	6,025,000	4.75	6,025,000	4.75

Total borrowed funds	$12,175,000	4.59%	$12,175,000	4.59%

Accrued interest payable	$65,575		$64,080

The average balances of borrowings and the maximum amount outstanding at any month-end are as follows:

	At or For the Nine Months Ended September 30, 2015	At or For the Year Ended December 31, 2014
	(Dollars in thousands)

Repurchase Agreements:

Average balance outstanding during the period	$6,150,000	$6,274,932

Maximum balance outstanding at any month-end during the period	$6,150,000	$6,950,000

Weighted average rate during the period	4.44%	4.49%

FHLB Advances:

Average balance outstanding during the period	$6,025,000	$5,900,068

Maximum balance outstanding at any month-end during the period	$6,025,000	$6,025,000

Weighted average rate during the period	4.75%	4.82%

Notes to Unaudited Consolidated Financial Statements

At September 30, 2015, $3.33 billion of our borrowed funds may be put back to us at the discretion of the lender. At that date, borrowed funds had scheduled maturities and potential put dates as follows:

	Borrowings by Scheduled Maturity Date		Borrowings by Earlier of Scheduled Maturity or Next Potential Put Date

Year	Principal	Weighted Average Rate	Principal	Weighted Average Rate

	(Dollars in thousands)

2015	$75,000	4.62%	$3,400,000	4.42	%
2016	3,925,000	4.92	3,925,000	4.92
2017	2,475,000	4.39	200,000	4.04
2018	700,000	3.65	500,000	3.54
2019	1,725,000	4.62	1,325,000	4.69
2020	3,275,000	4.53	2,825,000	4.52

Total	$12,175,000	4.59%	$12,175,000	4.59	%

The following table provides the contractual maturity and weighted average interest rate of repurchase agreements, all of which are accounted for as secured borrowings, at September 30, 2015:

			Mortgage-backed securities		U.S. government-sponsored enterprise securities
Contractual Maturity	Amount	Weighted Average Interest Rate	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(dollars in thousands)

Over 90 days	$ 6,150,000	4.44%	$ 1,564,425	$ 1,577,248	$ 5,742,273	$ 5,745,677

Our repurchase agreements are recorded as financing transactions and the obligations to repurchase are reflected as a liability in the consolidated financial statements. The underlying securities used as collateral for the repurchase agreements remain registered in the name of the Company and are returned upon maturity of the repurchase agreement. We retain the right of substitution of collateral throughout the terms of the agreements. As both the borrowing and collateral are valued in determining collateral levels, changes in prices of either instrument could result in additional collateral requirements. The difference between the principal balance of our repurchase agreement and the carrying amount of the underlying securities used as collateral could result in a potential loss to the Bank should we be unable to recover our securities.

The Bank had two collateralized borrowings in the form of repurchase agreements totaling $100.0 million with Lehman Brothers, Inc. that were secured by mortgage-backed securities with an amortized cost of approximately $114.1 million. The trustee for the liquidation of Lehman Brothers, Inc. (the “Trustee”) notified the Bank in the fourth quarter of 2011 that it considered our claim to be a non-customer claim, which has a lower payment preference than a customer claim and that the value of such claim is approximately $13.9 million representing the excess of the fair value of the collateral over the $100.0 million repurchase price. At that time we established a reserve of $3.9 million against the receivable balance at December 31, 2011. On June 25, 2013, the Bankruptcy Court affirmed the Trustee’s determination that the repurchase agreements did not entitle the Bank to customer status and on February 26,

Notes to Unaudited Consolidated Financial Statements

2014, the U.S. District Court upheld the Bankruptcy Court’s decision that our claim should be treated as a non-customer claim. As a result, we increased our reserve by $3.0 million to $6.9 million against the receivable balance during 2014. During the nine months ended September 30, 2015, the Bank received a partial payment on our non-customer claim of $1.4 million.

8.  Goodwill and Other Intangible Assets

Goodwill and other intangible assets amounted to $152.2 million and were recorded as a result of Hudson City Bancorp’s acquisition of Sound Federal Bancorp, Inc. (“Sound Federal”) in 2006.

The first step (“Step 1”) used to identify potential impairment involves comparing each reporting unit’s estimated fair value to its carrying amount, including goodwill. As a community-oriented bank, substantially all of the Company’s operations involve the delivery of loan and deposit products to customers and these operations constitute the Company’s only segment for financial reporting purposes. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired. If the carrying amount exceeds the estimated fair value, there is an indication of potential impairment and the second step (“Step 2”) is performed to measure the amount. Step 2 involves calculating an implied fair value of goodwill for each reporting unit for which impairment was indicated in Step 1. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination by measuring the excess of the estimated fair value of the reporting unit, as determined in Step 1, over the aggregate estimated fair values of the individual assets, liabilities, and identifiable intangibles, as if the reporting unit was being acquired at the impairment test date. We perform our goodwill impairment analysis annually and also perform interim impairment reviews if certain triggering events occur which may indicate that the fair value of goodwill is less than the carrying value. Subsequent reversal of goodwill impairment losses is not permitted.

We performed our annual goodwill impairment analysis as of June 30, 2015 and concluded that goodwill was not impaired. In addition, we do not believe that any events, circumstances or triggering events occurred during the third quarter of 2015 which would have indicated that goodwill and other intangible assets required reassessment. Therefore, we did not recognize any impairment of goodwill or other intangible assets during the first nine months of 2015.

The estimation of the fair value of the Company requires the use of estimates and assumptions that results in a greater degree of uncertainty. In addition, the estimated fair value of the Company is based on, among other things, the market price of our common stock as calculated per the terms of the Merger. As a result of the current volatility in market and economic conditions, these estimates and assumptions are subject to change in the near-term and may result in the impairment in future periods of some or all of the goodwill on our balance sheet.

9.         Fair Value Measurements

a) Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. We did not have any liabilities that were measured at fair value at September 30, 2015 and December 31, 2014. Our securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets or liabilities on a non-recurring basis, such as foreclosed real estate owned, certain impaired loans and goodwill. These

Notes to Unaudited Consolidated Financial Statements

non-recurring fair value adjustments generally involve the write-down of individual assets due to impairment losses.

In accordance with ASC Topic 820, Fair Value Measurements and Disclosures, we group our assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

• Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.

• Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market.

• Level 3 – Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect our own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

We base our fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date. ASC Topic 820 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets that we measure on a recurring basis are limited to our available for sale securities portfolio. Our available for sale portfolio is carried at estimated fair value with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income or loss in shareholders’ equity. Substantially all of our available-for-sale portfolio consists of mortgage-backed securities and investment securities issued by U.S. government-sponsored entities (the “GSEs”). The fair values for substantially all of these securities are obtained monthly from an independent nationally recognized pricing service. On a monthly basis, we assess the reasonableness of the fair values obtained by reference to a second independent nationally recognized pricing service. Based on the nature of our securities, our independent pricing service provides us with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available for the majority of securities in our portfolio. Various modeling techniques are used to determine pricing for our mortgage-backed securities, including option pricing and discounted cash flow models. The inputs to these models include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. On an annual basis, we obtain the models, inputs and assumptions utilized by our pricing service and review them for reasonableness. We also own equity securities with a carrying value of $17.8 million at September 30, 2015, as compared to $17.4 million at December 31, 2014, for which fair values are obtained from quoted market prices in active markets and, as such, are classified as Level 1.

Notes to Unaudited Consolidated Financial Statements

The following table provides the level of valuation assumptions used to determine the carrying value of our assets measured at fair value on a recurring basis at September 30, 2015 and December 31, 2014.

		Fair Value Measurements at September 30, 2015 using
		Quoted Prices in Active	Significant Other	Significant
	Carrying	Markets for Identical	Observable Inputs	Unobservable Inputs
Description	Value	Assets (Level 1)	(Level 2)	(Level 3)
			(In thousands)
Available for sale debt securities:
Mortgage-backed securities	$2,103,884	$-	$2,103,884	$-
U.S. government-sponsored enterprises debt	5,844,982	-	5,844,982	-

Total available for sale debt securities	$7,948,866	$-	$7,948,866	$-

Available for sale equity securities:
Financial services industry	$17,772	$17,772	$-	$-

Total available for sale equity securities	17,772	17,772	-	-

Total available for sale securities	$7,966,638	$17,772	$7,948,866	$-

		Fair Value at December 31, 2014 using
		Quoted Prices in Active	Significant Other	Significant
	Carrying	Markets for Identical	Observable Inputs	Unobservable Inputs
Description	Value	Assets (Level 1)	(Level 2)	(Level 3)
			(In thousands)
Available for sale debt securities:
Mortgage-backed securities	$2,963,304	$-	$2,963,304	$-
U.S. government-sponsored enterprises debt	3,593,649	-	3,593,649	-

Total available for sale debt securities	$6,556,953	$-	$6,556,953	$-

Available for sale equity securities:
Financial services industry	$17,396	$17,396	$-	$-

Total available for sale equity securities	17,396	17,396	-	-

Total available for sale securities	$6,574,349	$17,396	$6,556,953	$-

Assets that were measured at fair value on a non-recurring basis at September 30, 2015 and December 31, 2014 were limited to non-performing commercial and construction loans that are collateral dependent, troubled debt restructurings and foreclosed real estate. Loans evaluated for impairment in accordance with accounting guidance amounted to $336.5 million and $332.8 million at September 30, 2015 and December 31, 2014, respectively. Based on this evaluation, we established an ALL of $485,000 and $469,000 for those same respective periods. These impaired loans are individually assessed to determine that the loan’s carrying value is not in excess of the fair value of the collateral, less estimated selling costs or the present value of the loan’s expected future cash flows. Impaired loans for which the carrying value exceeded the fair value and which are recorded at fair value at September 30, 2015 and December 31, 2014 amounted to $153.9 million and $156.2 million, respectively. For impaired loans that are secured by real estate, fair value is estimated through current appraisals, where practical, or an inspection and a comparison of the property securing the loan with similar properties in the area by either a licensed appraiser or real estate broker and, as such, are classified as Level 3.

Foreclosed real estate represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals, where practical, or an inspection and a comparison of the property securing the loan with similar properties in the area by either a licensed appraiser or real estate broker and, as such, foreclosed real estate properties are classified as Level 3. Foreclosed real estate consisted primarily of one-to four-family properties and amounted to $107.6 million and $80.0 million at September 30, 2015 and December 31, 2014, respectively. Foreclosed real estate for which the carrying value exceeded fair value and which are recorded at fair value at September 30, 2015 and December 31, 2014 amounted to $26.1 million and $22.1 million, respectively.

Notes to Unaudited Consolidated Financial Statements

The following table provides the level of valuation assumptions used to determine the carrying value, included in the Consolidated Statements of Financial Condition, of our assets measured at fair value on a non-recurring basis at September 30, 2015 and December 31, 2014.

	Fair Value Measurements at September 30, 2015 using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
		(In thousands)
Impaired loans	$-	$-	$153,864	$(2,890)
Foreclosed real estate	-	-	26,138	(1,555)

	Fair Value Measurements at December 31, 2014 using
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
		(In thousands)
Impaired loans	$-	$-	$156,194	$(6,415)
Foreclosed real estate	-	-	22,116	(5,770)

The following table presents quantitative information about Level 3 fair value measurements for financial assets measured at fair value on a non-recurring basis at September 30, 2015.

	September 30, 2015
			Significant
		Valuation	Unobservable	Range of
Description	Fair Value	Technique	Input	Inputs
	(Dollars in thousands)

Impaired loans	$153,864	Net Present Value	Discount rate	Varies
		Appraisal Value	Discount for costs to sell	13.0%
			Adjustment for differences between comparable sales.	Varies

Foreclosed real estate	26,138	Appraisal Value	Discount for costs to sell	13.0%
			Adjustment for differences between comparable sales.	Varies

Notes to Unaudited Consolidated Financial Statements

b) Fair Value Disclosures

The fair value of financial instruments represents the estimated amounts at which the asset or liability could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Further, certain tax implications related to the realization of the unrealized gains and losses could have a substantial impact on these fair value estimates and have not been incorporated into any of the estimates.

Cash and due from Banks

Carrying amounts of cash, due from banks and federal funds sold are considered to approximate fair value (Level 1).

Securities held to maturity

The fair values for our securities held to maturity are obtained from an independent nationally recognized pricing service utilizing similar modeling techniques and assumptions as used for our securities available-for-sale which are measured at fair value on a recurring basis (Level 2).

FHLB Stock

The carrying value of FHLB stock equals cost. The fair value of FHLB stock is based on redemption at par value (Level 1).

Loans

The fair value of one-to four-family mortgages and home equity loans are generally estimated using the present value of expected future cash flows, assuming future prepayments and using market rates for new loans with comparable credit risk. Published pricing in the secondary and securitization markets was also utilized to assist in the fair value of the loan portfolio (Level 3). The valuation of our loan portfolio is consistent with accounting guidance but does not fully incorporate the exit price approach.

Deposits

For deposit liabilities payable on demand, the fair value is the carrying value at the reporting date (Level 1). For time deposits the fair value is estimated by discounting estimated future cash flows using currently offered rates (Level 2).

Borrowed Funds

The fair value of fixed-maturity borrowed funds is estimated by discounting estimated future cash flows using current market rates (Level 2). Structured borrowed funds are valued using an option valuation model which uses assumptions for anticipated calls of borrowings based on market interest rates and weighted-average life (Level 2).

Off-balance Sheet Financial Instruments

There is no material difference between the fair value and the carrying amounts recognized with respect to our off-balance sheet loan commitments (Level 3). The fair value of our loan commitments is immaterial to our financial condition.

Notes to Unaudited Consolidated Financial Statements

Other important elements that are not deemed to be financial assets or liabilities and, therefore, not considered in these estimates include the value of Hudson City Savings’ retail branch delivery system, its existing core deposit base and banking premises and equipment.

The estimated fair values of financial instruments are summarized as follows:

	September 30, 2015		December 31, 2014

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(In thousands)

Assets:
Cash and due from banks	$102,268	$102,268	$122,484	$122,484
Federal funds sold and other overnight deposits	7,054,401	7,054,401	6,163,082	6,163,082
Investment securities held to maturity	-	-	39,011	41,593
Investment securities available for sale	5,862,754	5,862,754	3,611,045	3,611,045
Federal Home Loan Bank of New York stock	309,892	309,892	320,753	320,753
Mortgage-backed securities held to maturity	-	-	1,272,137	1,356,160
Mortgage-backed securities available for sale	2,103,884	2,103,884	2,963,304	2,963,304
Loans	18,988,654	19,788,831	21,428,812	22,641,662

Liabilities:
Deposits	17,879,187	17,936,290	19,376,544	19,437,546
Borrowed funds	12,175,000	13,362,186	12,175,000	13,525,813

10. Postretirement Benefit Plans

We maintain non-contributory retirement and post-retirement plans to cover employees hired prior to August 1, 2005, including retired employees, who have met the eligibility requirements of the plans. Benefits under the qualified and non-qualified defined benefit retirement plans are based primarily on years of service and compensation. Funding of the qualified retirement plan is actuarially determined on an annual basis. It is our policy to fund the qualified retirement plan sufficiently to meet the minimum requirements set forth in the Employee Retirement Income Security Act of 1974. The non-qualified retirement plan, which is maintained for certain employees, is unfunded.

In 2005, we limited participation in the non-contributory retirement plan and the post-retirement benefit plan to those employees hired on or before July 31, 2005. We also placed a cap on paid medical expenses at the 2007 rate, beginning in 2008, for those eligible employees who retire after December 31, 2005. As part of our acquisition of Sound Federal in 2006, participation in the Sound Federal retirement plans and the accrual of benefits for such plans were frozen as of the acquisition date.

Notes to Unaudited Consolidated Financial Statements

The components of the net periodic expense for the plans were as follows:

	For the Three Months Ended September 30,
	Retirement Plans		Other Benefits
	2015	2014	2015	2014
	(In thousands)

Service cost	$1,357	$1,130	$278	$246
Interest cost	2,483	2,326	593	554
Expected return on assets	(3,794)	(3,609)	-	-
Amortization of:
Net loss	1,745	617	428	187
Unrecognized prior service cost	35	58	(391)	(391)

Net periodic benefit cost	$1,826	$522	$908	$596

	For the Nine Months Ended September 30,
	Retirement Plans		Other Benefits
	2015	2014	2015	2014
	(In thousands)

Service cost	$4,071	$3,392	$834	$738
Interest cost	7,449	6,978	$1,779	1,662
Expected return on assets	(11,382)	(10,827)	$-	-
Amortization of:
Net loss	5,235	1,850	1,284	561
Unrecognized prior service cost	105	173	(1,173)	(1,174)

Net periodic benefit cost	$5,478	$1,566	$2,724	$1,787

We made no contributions to the pension plans during the first nine months of 2015 or 2014.

Notes to Unaudited Consolidated Financial Statements

11. Other Comprehensive Income (Loss)

The changes in accumulated other comprehensive income (loss) by component, net of tax, is as follows:

	Unrealized gains
	(losses) on securities	Postretirement
	available for sale	Benefit Plans	Total
	(In thousands)

Balance at December 31, 2014	$18,382	$(68,756)	$(50,374)

Other comprehensive income before reclassifications	54,986	-	54,986
Amounts reclassified from accumulated other comprehensive income (loss)	(56,376)	3,223	(53,153)

Other comprehensive (loss) income	(1,390)	3,223	1,833

Balance at September 30, 2015	$16,992	$(65,533)	$(48,541)

Balance at December 31, 2013	$33,944	$(27,608)	$6,336

Other comprehensive income before reclassifications	28,845	-	28,845
Amounts reclassified from accumulated other comprehensive income (loss)	(29,460)	833	(28,627)

Other comprehensive (loss) income	(615)	833	218

Balance at September 30, 2014	$33,329	$(26,775)	$6,554

The following table presents the reclassification adjustment out of accumulated other comprehensive income (loss) included in net income and the corresponding line item on the consolidated statements of operations for the periods indicated:

Notes to Unaudited Consolidated Financial Statements

	Amounts Reclassified				Line Item in
Details about Accumlated Other	from Accumulated Other				the Statement of
Comprehensive Income Components	Comprehensive Income				Operation
(In thousands)	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,

	2015	2014	2015	2014

Securities available for sale:
Net realized gain on securities available for sale	$(22,772)	$(20,828)	$(95,310)	$(49,710)	Gain on securities transaction, net
Income tax expense	9,302	8,508	38,934	20,250	Income tax expense (benefit)

Net of income tax expense	(13,470)	(12,320)	(56,376)	(29,460)

Amortization of postretirement benefit pension plans:
Net actuarial loss	$2,173	$804	$6,519	$2,411	(a)
Prior service cost	(356)	(333)	(1,068)	(1,001)	(a)

Total before income tax benefit	1,817	471	5,451	1,410
Income tax benefit	(743)	(194)	(2,228)	(577)	Income tax expense (benefit)

Net of income tax benefit	1,074	277	3,223	833

Total reclassifications	$(12,396)	$(12,043)	$(53,153)	$(28,627)

(a) These items are included in the computation of net period pension cost. See Postretirement Benefit Plans footnote for additional disclosure.

12. Stock-Based Compensation

Stock Option Plans

A summary of the changes in outstanding stock options is as follows:

	For the Nine Months Ended September 30,
	2015		2014

	Number of	Weighted	Number of	Weighted
	Stock	Average	Stock	Average
	Options	Exercise Price	Options	Exercise Price

Outstanding at beginning of period	22,359,456	$13.16	25,402,955	$13.02
Exercised	-	-	(11,900)	9.50
Forfeited	(223,024)	9.63	(2,804,799)	11.92

Outstanding at end of period	22,136,432	$13.19	22,586,256	$13.16

In June 2006, our shareholders approved the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan (the “2006 SIP”) authorizing us to grant up to 30,000,000 shares of common stock. In July 2006, the Compensation Committee of the Board of Directors of Hudson City Bancorp (the “Committee”), authorized grants to each non-employee director, executive officers and other employees to purchase shares of the Company’s common stock, pursuant to the 2006 SIP. Grants of stock options made through December 31, 2010 pursuant to the 2006 SIP amounted to 23,120,000 options at an exercise price equal to the fair value of our common stock on the grant date of the respective options, based on quoted market prices. These options had vesting periods ranging from one to five years and, if vested, may be exercised for up to ten years after grant.

Notes to Unaudited Consolidated Financial Statements

In April 2011, our shareholders approved the Hudson City Bancorp, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 SIP”) authorizing us to grant up to 28,750,000 shares of common stock including 2,070,000 shares remaining under the 2006 SIP. During 2011, the Committee authorized stock option grants (the “2011 option grants”) pursuant to the 2011 SIP for 1,618,932 options at an exercise price equal to the fair value of our common stock on the grant date, based on quoted market prices. Of these options, 1,308,513 had vesting periods of three years and were subject to our attainment of certain financial performance goals (the “2011 Performance Options”). The remaining 310,419 options vested in April 2012. The 2011 option grants may be exercised after vesting for up to ten years after grant. The performance measures for the 2011 Performance Options have been met and we have recorded compensation expense for those grants accordingly.

There was no compensation expense related to our outstanding stock options for the three and nine months ended September 30, 2015. Compensation expense related to our outstanding stock options amounted to $10,000 for the three months ended September 30, 2014 and $282,000 for the nine months ended September 30, 2014.

Stock Unit Awards

Beginning in 2011, Hudson City Bancorp has granted annual stock unit awards to each of its officers and outside directors.

Each stock unit award granted since 2011 to our outside directors has been scheduled to vest on continued service through the first anniversary of the award, and to be settled in shares of our common stock following the director’s departure from the Board of Directors. These include 53,739 stock units granted in 2013 that vested on continued service through April 2014, 53,851 stock units granted in 2014 that vested on continued service through March 2015, and 56,757 stock units granted in 2015 that are scheduled to vest on continued service through January 2016, for a total value of $525,000 granted in each of these years.

Hudson City Bancorp granted stock unit awards to employees in 2011 pursuant to the 2011 SIP for a total value of $9.4 million, or stock units of 963,700 shares. These awards vested on continued service through the third anniversary of the awards, based on our attainment of certain financial performance measures as certified by the Committee. A portion of these vested awards was settled in shares of our common stock upon vesting, and the remainder will be settled in shares of our common stock on the sixth anniversary of the awards.

Stock unit awards were made to employees in 2012 (the “2012 stock unit awards”) pursuant to the 2011 SIP for a total of $12.2 million, or stock units of 1,693,354 shares. The 2012 stock unit awards include stock units of 974,528 shares that vested on continued service through the third anniversary of the awards, based on our attainment of certain financial performance measures as certified by the Committee. A portion of these vested awards was settled in shares of our common stock upon vesting, and the remainder will be settled in shares of our common stock on the sixth anniversary of the awards. The 2012 stock unit awards also include variable performance stock units (“VPUs”) of 718,826 shares that vested on continued service through the third anniversary of the awards, and were settled in shares of our common stock upon vesting. Half of each VPU award was conditioned on the ranking of the total shareholder return of the Company’s common stock over the calendar years 2012 to 2014 against the total shareholder return of a peer group of 50 companies and the other half was conditioned on the Company’s attainment of return on tangible equity measures for the calendar year 2012. Based on the level of performance of each award, between 0% and 150% of the VPUs could have vested. The market condition requirements

Notes to Unaudited Consolidated Financial Statements

were reflected in the grant date fair value of the award, and the compensation expense for the award was recognized regardless of whether the market conditions were met. Based on performance through December 31, 2014, the Company determined that 128% of the VPUs subject to the total shareholder return condition vested upon continued service through their vesting dates. Based on performance through December 31, 2012, the Company determined that 60.25% of the VPUs subject to the return on tangible equity condition vest upon continued service through their vesting dates.

Stock unit awards were made to employees in 2013 (the “2013 stock unit awards”) pursuant to the 2011 SIP for a total value of $13.2 million, or stock units of 1,618,900 shares. The 2013 stock unit awards include 1,480,100 stock units granted to employees in June 2013 that will be settled, if vested, in shares of our common stock on the third and sixth anniversaries of the awards. Vesting of these stock units is based on the attainment of certain financial performance measures and continued service through a particular date. The attainment of the financial performance measures has been certified by the Committee and a portion of these stock units have vested based on continued service through January 1, 2014 and 2015, with the remainder subject to continued service through January 1, 2016. The Committee specifically reserved its rights to reduce the number of shares covered by the 2013 stock unit awards to senior executives on or before certification of the performance goals if the Committee determined, in its discretion, that prevailing circumstances warrant such a reduction. The Committee exercised this discretion in the first quarter of 2014 resulting in the forfeiture of stock units representing 323,550 shares. The 2013 stock unit awards also include 138,800 stock units granted in March 2013 that are settled in shares of our common stock on each vesting date. These awards have vested in part on continued service through March 19, 2014 and 2015, with the remainder subject to continued service through March 19, 2016.

Stock unit awards were made to employees in March 2014 pursuant to the 2011 SIP for a total of $12.7 million, or stock units of 1,363,470 shares. These awards are settled, if vested, in shares of our common stock on the third and sixth anniversaries of the awards. Vesting of these stock units is based on the attainment of certain financial performance measures and continued service through a particular date. The attainment of the financial performance measures has been certified by the Committee and a portion of these awards vested in part based on continued service through January 1, 2015, with the remainder subject to continued service through January 1, 2016 and 2017.

Stock unit awards were made in January 2015 pursuant to the 2011 SIP for a total of $4.3 million, or stock units of 485,600 shares. These awards will be settled, if vested, in shares of our common stock on the third and sixth anniversaries of the awards. These awards are subject to continued service through January 1, 2016 and our achievement of certain financial performance measures.

Expense for the stock unit awards is recognized over their vesting period and is based on the fair value of our common stock on each stock unit grant date, based on quoted market prices. Total compensation expense for stock unit awards amounted to $3.1 million and $2.5 million for the three months ended September 30, 2015 and 2014, respectively, and $9.9 million and $8.3 million for the nine months ended September 30, 2015 and 2014, respectively.

Notes to Unaudited Consolidated Financial Statements

13. Recent Accounting Pronouncements

In June 2014, the FASB issued ASU 2014-12, “Compensation - Stock Compensation – Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could Be Achieved after the Requisite Service Period”. The amendment applies to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target can be achieved after the requisite service period. A reporting entity should apply existing guidance in ASC Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. As indicated in the definition of vest, the stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. The amendments in ASU 2014-12 are effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted. This guidance is not expected to have a material impact on our financial condition or results of operations.

14. Legal Matters

Since the announcement of the Merger, eighteen putative class action complaints have been filed in the Court of Chancery, Delaware against Hudson City Bancorp, its directors, M&T, and WTC challenging the Merger. Six putative class actions challenging the Merger have also been filed in the Superior Court for Bergen County, Chancery Division, of New Jersey (the “New Jersey Court”). The lawsuits generally allege, among other things, that the Hudson City Bancorp directors breached their fiduciary duties to Hudson City Bancorp’s public shareholders by approving the Merger at an unfair price, that the Merger was the product of a flawed sales process, and that Hudson City Bancorp and M&T filed a misleading and incomplete Form S-4 with the SEC in connection with the proposed transaction. All 24 lawsuits seek, among other things, to enjoin completion of the Merger and an award of costs and attorneys’ fees. Certain of the actions also seek an accounting of damages sustained as a result of the alleged breaches of fiduciary duty and punitive damages.

On April 12, 2013, the defendants entered into a memorandum of understanding (the “MOU”) with the plaintiffs regarding the settlement of all of the actions described above (collectively, the “Actions”).

Under the terms of the MOU, Hudson City Bancorp, M&T, the other named defendants, and all of the plaintiffs have reached an agreement in principle to settle the Actions and release the defendants from all claims relating to the Merger, subject to approval of the New Jersey Court. Pursuant to the MOU, Hudson City Bancorp and M&T agreed to make available additional information to Hudson City Bancorp shareholders. The additional information was contained in a Supplement to the Joint Proxy Statement filed with the SEC as an exhibit to a Current Report on Form 8-K dated April 12, 2013. In addition, under the terms of the MOU, plaintiffs’ counsel also has reserved the right to seek an award of attorneys’ fees and expenses. If the New Jersey Court approves the settlement contemplated by the MOU, the

Notes to Unaudited Consolidated Financial Statements

Actions will be dismissed with prejudice. The settlement will not affect the Merger consideration to be paid to Hudson City Bancorp’s shareholders in connection with the proposed Merger. In the event the New Jersey Court approves an award of attorneys’ fees and expenses in connection with the settlement, such fees and expenses shall be paid by Hudson City Bancorp, its successor in interest, or its insurers.

Hudson City Bancorp, M&T, and the other defendants deny all of the allegations in the Actions and believe the disclosures in the Joint Proxy Statement are adequate under the law. Nevertheless, Hudson City Bancorp, M&T, and the other defendants have agreed to settle the Actions in order to avoid the costs, disruption, and distraction of further litigation.

On October 7, 2015, a class action lawsuit was filed against M&T, the Company and their boards of directors in the U.S. District Court, District of Delaware. The complaint alleges that the Company violated the federal securities laws and that that holders of record who were entitled to vote at the Company’s April 18, 2013 annual meeting of shareholders were harmed due to the nondisclosure of certain information regarding the proposed Merger. Specifically, the complaint alleges, among other things, that the Company failed to disclose that the M&T representation in the Merger Agreement that all BSA/AML laws had been complied with was false; that M&T was at high risk of regulatory action; that the Company was at risk as it was required to put its Strategic Plan on hold; that the Company’s dividend was at risk due to the pending Merger and that the Merger consideration did not account for these regulatory risks. The plaintiffs have requested compensatory damages and attorneys’ fees. Hudson City Bancorp, M&T, and the other defendants deny all of the allegations in the complaint.

15. Regulatory Matters

On September 24, 2015, the Bank entered into a settlement agreement in the form of a Consent Order (the “Agreement”) with the DOJ and the CFPB related to certain alleged violations of the Fair Housing Act and Equal Credit Opportunity Act. The settlement was the result of investigations by the DOJ and CFPB into the Bank’s lending practices in majority-Black and Hispanic areas in its footprint mostly outside of New Jersey during the years 2009 through 2013. The Agreement was filed with the United States District Court for the District of New Jersey. Simultaneously with the filing of the Agreement, the CFPB and DOJ filed a complaint with the court alleging that the Bank unlawfully discriminated by redlining majority-Black and Hispanic neighborhoods in its residential mortgage lending and thereby engaged in a pattern or practice of conduct in violation of the Equal Credit Opportunity Act and the Fair Housing Act. The Agreement resolves the allegations in the complaint in all respects.

Although Hudson City disagrees with the statistical analysis of loans relied upon by the DOJ and CFPB as the principal basis for its claims as well as the agencies’ conclusions from their investigations, the Bank has agreed to, among other things:

●	offer $25 million in subsidies to support home lending in majority-Black and Hispanic neighborhoods;

●	spend $750,000 to partner with community-based or governmental organizations that provide assistance to residents in majority-Black and Hispanic neighborhoods;

●	spend $200,000 annually on targeted advertising and outreach to residents in majority-Black and Hispanic areas;

Notes to Unaudited Consolidated Financial Statements

●	spend $100,000 annually to provide financial education events covering credit counseling, financial literacy, and other topics to help identify and develop qualified loan applicants from majority-Black and Hispanic neighborhoods;

●	open two branches in majority-Black and Hispanic neighborhoods; and

●	hire or designate a Fair Lending Officer and a Director of Community Lending

The Agreement also includes $5.5 million in civil money penalties.

The requirements of the Agreement will be in effect until the later of (a) the DOJ’s and the CFPB’s non-objection to the Bank’s fifth annual report submitted pursuant to the Agreement; (b) three months after the submission to the DOJ and the CFPB of a report by the Bank demonstrating that the Bank’s obligations to invest all money required by the Agreement have been fulfilled; or (c) the date on which both branches that the Bank is required to open pursuant to the Agreement have been operated by the Bank for three years; provided that, after the Agreement has been in effect for four years, the parties may file a joint motion to terminate the Agreement. Such motion may be proposed by the Bank if it has fully complied with all of the terms of the Agreement and has accomplished the remedial goals of the Agreement, as determined by the DOJ and the CFPB.

The Bank decided to settle this matter to avoid litigation with these agencies so that it can focus on continuing to provide fair credit services to its customers and completing the pending merger with M&T.